Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-127265) of Enbridge Inc. of our report dated July 12, 2007 relating to the financial statements of Enbridge Employee Services, Inc. Employees’ Savings Plan, which appears in this Form 11-K for the year ended December 31, 2006.

PricewaterhouseCoopers LLP

Houston, Texas
July 12, 2007